UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 30, 2005
DEVELOPERS DIVERSIFIED REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-11690	34-1723097

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio		44122
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (216) 755-5500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     As previously announced, on September 30, 2005, Developers Diversified Realty Corporation (“DDR”) sold 25 office and industrial buildings to Brascan Corporation for approximately $177 million, which includes a contingent purchase price of approximately $7.0 million in subordinated equity, based on the portfolio’s performance, including proceeds from a potential disposition. Net proceeds from the sale of approximately $136.3 million, after payment of approximately $30 million of mortgage debt, were used to pay down DDR’s primary revolving credit facility, which was used to fund DDR’s acquisition of its interest in the Mervyns stores assets, and for general corporate purposes.
     Also on September 30, 2005, DDR submitted a non-binding proposal, as part of a consortium of investors, contemplating an all cash acquisition of ShopKo Stores, Inc. (“ShopKo”) for $26.50 per share. The other investors in the consortium are Sun Capital Partners Group IV, Inc., Elliott Management Corporation and Lubert-Adler Partners. One of DDR’s board members, Dean Adler, is a principal of Lubert-Adler Partners. ShopKo previously announced that it has entered into an agreement to be acquired for cash at a price of $25.50 per share, subject to approval by its shareholders.
     Although the structure of the acquiring entity has not been firmly established, DDR anticipates its involvement would be limited to either the direct or joint venture ownership of ShopKo’s real estate assets. This proposal is consistent with DDR’s investment and financial strategy, including its ratings objectives.
     Information found in ShopKo’s proxy materials relating to the existing agreement indicates a valuation of the ShopKo real estate assets of between $700 million and $880 million. It is anticipated that the portfolio would be financed primarily with non-recourse indebtedness of up to 80% of the portfolio value. Execution of a definitive agreement is subject to due diligence, acceptance of the bid by the ShopKo board of directors and termination of the existing definitive agreement. The transaction would also be subject to ShopKo’s shareholder approval. There can be no assurance that the transaction can be completed on the proposed terms, if at all.
     DDR considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to DDR’s expectations for future periods. Although DDR believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward-looking statements, including, among other factors, reaching a definitive agreement with ShopKo or other members of the consortium, obtaining approval of the proposal by ShopKo’s board of directors and shareholders, obtaining financing for the acquisition or a failing to satisfy conditions to the completion of these arrangements.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Developers Diversified Realty Corporation (Registrant)

Date: October 3, 2005

By:	/s/ William H. Schafer
William H. Schafer
Executive Vice President and Chief Financial Officer